SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                         _______________


                            FORM 8-K
                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported):
                       September 15, 1998


                     REYNOLDS METALS COMPANY
                     -----------------------
     (Exact name of registrant as specified in its charter)




   Delaware                  1-1430                 54-0355135
   --------                  ------                 ----------
(State of Incorporation)  (Commission             (IRS Employer
                          File Number)        Identification Number)




                     6601 West Broad Street
                         P.O. Box 27003
                  Richmond, Virginia 23261-7003
                  -----------------------------
            (Address of Principal Executive Offices,
                       including zip code)


                         (804) 281-2000
                         --------------
      (Registrant's Telephone Number, including area code)

Item 5.   Other Events.

     The Registrant today announced that it has achieved its $900 million debt reduction goal and has repurchased 9.6 million of its common shares so far in 1998.

     The Registrant said that $549 million principal amount of debt securities was tendered and accepted for payment in response to its fixed-spread tender offers announced August 12. The tendered debt consisted of $79 million principal amount of 9% Debentures due 2003 and $470 million principal amount of Medium Term Notes with an average interest rate of 9.0% and original maturities ranging from 2002 to 2013. The tender offers expired on Thursday, September 10. The amount tendered and accepted for payment was at the upper end of the range the Registrant had anticipated.

     The Registrant also announced that it has repurchased a total of 9.6 million shares of its common stock through September 11, or a total of 13% of outstanding shares. The total amount includes 2 million shares purchased in the first quarter for $126 million and 7.6 million shares purchased in the third quarter for $400 million.

     "I'm pleased to report that most of Reynolds restructuring program is complete. We have received $1.43 billion in proceeds from asset sales. We committed to reduce debt by $900 million compared to January 1997 levels, and we have done so," said Jeremiah J. Sheehan, Chairman and Chief Executive Officer of the Registrant. "We have also made excellent progress on our stock repurchases," he said.

     As a result of the share repurchases, the Registrant will have approximately 64.5 million shares outstanding at the end of the third quarter and average shares outstanding for the third quarter of approximately 69.2 million.

     Upon completion of the tender offers, $21 million of 9% Debentures due 2003 and $379 million of Medium Term Notes (with an average interest rate of 8.9% and maturities ranging from 1998 to 2013) remain outstanding. ($100 million of 9-3/8% Debentures due 1999 and $228 million of 6-5/8% amortizing notes of the Registrant's Canadian subsidiary were not affected by the tender offers and also remain outstanding.)

     In connection with the debt extinguishment, the Registrant paid premiums of $96 million and recorded an extraordinary after-tax loss of approximately $60 million. The premium amounts were the result of the mix of securities tendered and the level of interest rates generally.

     Merrill Lynch & Co. was the Dealer Manager for the tender offers and Beacon Hill Partners, Inc. was the Information Agent.

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   REYNOLDS METALS COMPANY



                                   By:  /s/ D. Michael Jones
                                        ------------------------
                                        D. Michael Jones
                                        Senior Vice President and
                                        General Counsel

Dated:  September 15, 1998